Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                                 AIM SUMMIT FUND

A Special Meeting ("Meeting") of Shareholders of AIM Summit Fund (the "Fund"), the sole investment portfolio of AIM Summit Fund, a Delaware statutory trust ("Trust"), was held on February 29, 2008. The Meeting was held for the following purposes:

(1) Elect 13 trustees to the Board of Trustees of the Trust, each of whom will serve until his or her successor is elected and qualified.

(2) Approve an amendment to the Trust's Agreement and Declaration of Trust that would permit the Board of Trustees of the Trust to terminate the Trust, the Fund, or a share class without a shareholder vote.

(3) Approve a new sub-advisory agreement between Invesco Aim Advisors, Inc. and each of AIM Funds Management, Inc.; Invesco Asset Management Deutschland, GmbH; Invesco Asset Management Limited; Invesco Asset Management (Japan) Limited; Invesco Australia Limited; Invesco Global Asset Management (N.A.), Inc.; Invesco Hong Kong Limited; Invesco Institutional (N.A.), Inc.; and Invesco Senior Secured Management, Inc.

(4) Approve an Agreement and Plan of Reorganization that provides for the restructuring of the Fund as a new series portfolio of AIM Equity Funds, an existing open-end management investment company organized as a Delaware statutory trust, the transfer of all of the Fund's assets and liabilities to the new series portfolio and the termination of the Fund as a designated series of the Trust.

The results of the voting on the above matters were as follows:

                                                Withheld/
Matters                          Votes For    Abstentions**
-------                         ----------    -------------
(1)* Bob R. Baker............   81,558,201      3,007,338
     Frank S. Bayley.........   81,524,853      3,040,686
     James T. Bunch..........   81,658,509      2,907,030
     Bruce L. Crockett.......   81,538,223      3,027,316
     Albert R. Dowden........   81,573,932      2,991,607
     Jack M. Fields..........   81,561,783      3,003,756
     Martin L. Flanagan......   81,550,693      3,014,846
     Carl Frischling.........   81,513,896      3,051,643
     Prema Mathai-Davis......   81,542,303      3,023,236
     Lewis F. Pennock........   81,585,352      2,980,187
     Larry Soll, Ph.D........   81,549,934      3,015,605
     Raymond Stickel, Jr.....   81,605,472      2,960,067
     Philip A. Taylor........   81,528,799      3,036,740

                                                                        Votes      Withheld/      Broker
                                                         Votes For     Against    Abstentions   Non-Votes
                                                        ----------   ----------   -----------   ---------
(2)* Approve an amendment to the Trust's Agreement
     and Declaration of Trust that would permit
     the Board of Trustees of the Trust to
     terminate the Trust, the Fund, and each other
     series portfolio of the Trust, or a share
     class without a shareholder vote................   69,755,397   13,108,532    1,571,135     130,475

----------
* Proposals 1 and 2 required approval by a combined vote of the portfolio AIM Summit Fund.

**   Includes Broker Non-Votes.

                                                                        Votes      Withheld/      Broker
Matters                                                  Votes For     Against    Abstentions   Non-Votes
-------                                                 ----------   ----------   -----------   ---------
(3)  Approve a new sub-advisory agreement between
     Invesco Aim Advisors, Inc. and each of AIM
     Funds Management, Inc.; Invesco Asset
     Management Deutschland, GmbH; Invesco Asset
     Management Limited; Invesco Asset Management
     (Japan) Limited; Invesco Australia Limited;
     Invesco Global Asset Management (N.A.), Inc.;
     Invesco Hong Kong Limited; Invesco
     Institutional (N.A.), Inc.; and Invesco
     Senior Secured Management, Inc..................   78,851,417    3,643,364    1,940,283     130,475
(4)  Approve an Agreement and Plan of
     Reorganization that provides for the
     restructuring of the Fund as a new series
     portfolio of AIM Equity Funds, an existing
     open-end management investment company
     organized as a Delaware statutory trust, the
     transfer of all of the Fund's assets and
     liabilities to the designated series of the
     Trust...........................................   75,721,364    6,440,599    2,273,101     130,475

For a more detailed discussion on the proposal that was submitted to shareholders,, please refer to the proxy statement that was filed on December 28, 2007 with the SEC under Accession number 0000950134-07-026295.